EXHIBIT 23.1



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


         We consent to the incorporation by reference in the Registration Statements of Talon International Inc. on Form S-8 (File Nos. 333-119712, 333-109854, 333-98577, 333-66356, 333-44592, 333-84099, 333-50267) and Form S-3
(File Nos.  333-121095,  333-106494,  333-145344  and  333-111612) of our report dated April 11, 2008 relating to our audit of the consolidated financial statements, and the financial statement schedule, included in and incorporated by reference in the Annual Report on Form 10-K of Talon International Inc. for the year ended December 31, 2007.




/s/ Singer Lewak Greenbaum & Goldstein LLP
------------------------------------------
SINGER LEWAK GREENBAUM & GOLDSTEIN LLP



Los Angeles, California

April 11, 2008